Exhibit 99.2

Investor Contact:	For Media Information Contact:
David K. Waldman/ Jody Burfening	Danyl Collings	Derek Beckwith
Lippert/Heilshorn & Associates	skyePR	skyePR
212-838-3777	978-443-0400 x14	978-443-0400 x15
dwaldman@lhai.com	danyl@skyepr.com	derek@skyepr.com

i2Telecom International Closes Private Placement For $4.5 Million

BOCA RATON, FLORIDA – August 12, 2004, - i2Telecom International, Inc. (OTCBB: ITUI), a provider of Voice over Internet Protocol (VoIP) services to the telecommunications industry, has completed a private placement of 4,500 shares of its preferred stock series D, warrants to purchase 2,812,500 shares of its common stock, and 1,125 additional investment right units for an aggregate purchase price of $4.5 million, with net proceeds to the company of $4.2 million. The shares of preferred stock series D issued in the private placement are convertible into an aggregate of 5,625,000 shares of common stock, subject to adjustment, with each share of preferred stock series D being convertible into 1,250 shares of common stock, subject to adjustment. Each additional investment right unit is exercisable into one share of preferred stock series D and a warrant to purchase 625 shares of common stock, subject to adjustment, at an exercise price of $1,000 per unit. The warrants issued in the private placement and issuable upon exercise of the additional investment right units are exercisable for a period of three years at a price of $0.96 per share.

Burnham Securities, Inc. of New York and Ascendiant Securities, LLC of Irvine, California served as co-managers and placement agents on the transaction. The company intends to use the $4.2 million net proceeds from the private placement for general corporate purposes, including the organic expansion of the business.

Paul Arena, the company’s chairman and chief executive officer, stated, “We are very pleased to have completed this institutional investment round, and appreciate the confidence from those investors who participated. With this financing completed, our company is positioned to take advantage of several significant business opportunities, which we anticipate will expand our market presence and lead to an acceleration in the growth of both revenues and cash flow.”

Mr. Arena further stated, “Given this accelerating growth, the addition of new strategic partners, and what we believe to be a capital-efficient business model, we are confident that the company is well-positioned to become a dominant force in the VoIP industry.”

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. As part of the terms of the private placement, the company is obligated to file a registration statement to register for resale under the Securities Act the shares of common stock underlying the shares of preferred stock series D and warrants issued in the private placement and issuable upon exercise of the additional investment right units.

About i2Telecom International, Inc.

i2Telecom International, Inc. (OTCBB:ITUI) is a low-cost telecommunications service provider employing next-generation VoIP technology with operations based in Boca Raton, Florida; Atlanta, Georgia; Redwood City, California; Malaysia and China. i2Telecom International controls its own proprietary technology and outsources its production and service functions to strategic partners. i2Telecom International provides micro gateway adapters (InternetTalker™, Morpheus Voicebox™, EVoIP-4010™), VoIP long distance and other enhanced communication services to subscribers, and its proprietary technology platform is built to the Session Initiation Protocol standard. i2Telecom International’s revenue model is multi-faceted and includes prepaid revenue from the sale of its InternetTalker™ integrated access devices, recurring monthly subscriptions, call minute termination fees and original equipment manufacturer royalties. For additional information visit www.i2telecom.com.

SAFE HARBOR Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors.

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